Exhibit 99.2

Cord Blood America, Inc. Announces Divestiture of Biocordcell Argentina, S.A.

LAS VEGAS, October 3, 2014 /PRNewswire/ -- Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced that it has sold its 50.004% ownership stake in Argentina based Biocordcell Argentina, S.A. (Bio) to Diego Rissola, current President and shareholder in Bio, for approximately $705,000, to be paid with three payments due by March 2015, and then annual payments from June 2015 through June 2025.   The shares purchased pursuant to the transaction, along with the shares Mr. Rissola already held prior to the transaction, will be pledged in favor of the Company in order to secure Mr. Rissola’s performance.

Joseph Vicente, Chairman and President of Cord Blood America commented, “It is evident from our filings over the past year and a half that the operating performance of Bio has been deteriorating.  While revenues have declined slightly, more concerning are widening deficits for bottom line operating losses which has put Bio in a position where significant capital contributions from the shareholders were required.    Contributing to our decision is a politically unstable environment which has seen inflation rates rise above 30%, as well as a restrictive policy regarding dividend distribution to US companies.”

For CBAI, the decision was difficult, but clear; the uses of capital need to be applied where the Company can exert the required amount of influence to be successful with a tangible ROI. This is evidenced by the recent loan to CBAI’s exclusive marketing partner in Puerto Rico as outlined in the Q2 filing, and the Company will be aggressive in its pursuit of opportunities where there is a measureable return.  “We continue to produce cash domestically, make investments in our operations, see evidence of revenue growth, and thus, remain bullish that we are building a strong foundation, both financially and scientifically, to seize on the opportunities of the future,” concluded Mr. Vicente.

About Cord Blood America

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.